Exhibit 99.1

THE COMPETITIVE LANDSCAPE
Competitive Trends & DCPG’s Position In The Marketplace
2007 Competitive Outcomes
Competition was fierce in 2007. In every market where DCPG operates, we were required to work harder for new business and to defend current groups vigorously. At the end of the year, it was clear that competition brings out the best in DCPG. At January 1, 2008, DCPG total dental membership was 243,147.
Overall
•	The Dental Care Plus Group retained about 98 percent of its membership in 2007.

•	2007 membership gains far outweighed losses against major competitors.

Competitor	DCPG’s Net Member Gain*	Gain to Loss Ratio**

Anthem	+1,037	3.65:1

Delta Dental	+1,557	11.11:1

Guardian	+564	2.34:1

Humana	+3,662	10.18 :1

MetLife	+3,719	4.38:1

Superior Dental	+1,753	2.85:1
Greater Cincinnati/Northern Kentucky
Despite aggressive, targeted attempts to win DCPG business, DCPG retained all but a small number of members and gained several additional members to retain market leadership. In addition, DCPG commissioned a third-party qualitative study indicated that large employer groups recognize and appreciate DCPG’s Best In Class approach to dental benefits.
Miami Valley
Membership in the Miami Valley market took a steep jump as DCPG won large area employer groups, including Edison State Community College, Capital Health Services, Inc., Primed and the Dayton Heart Hospital in 2007. In addition, DCPG was selected as the official dental carrier for the Alliance of Ohio Chambers, a consortium of 22 local chambers in west and central Ohio.
Louisville
DCPG continues to build strong relationships with key brokers who are not only eager to recommend DCPG to employer groups, but also interested in partnering with DCPG on larger dental insurance ventures. The prospects in Louisville and throughout Kentucky are strong enough to merit an aggressive effort to raise brand awareness among employers to accelerate market share growth.

*	The number of members DCPG gained through new business reduced by the number of DCPG members lost to the same competitor during the 2007 calendar year according to the company’s records.

**	The ratio of members gained by winning business previously held by the competitor over the members lost to the competitor in the same year.
INSIDE:
Business Environment Factors
Competitive Advantages
BACK PAGE:
2007 Performance Highlights

Business Environment Factors
Like all businesses, DCPG’s performance is best evaluated and explained in the context of the environment in which it operates. The dental insurance industry is in a dynamic era where forces could shape a very different landscape within a few years.
1.	The market for dental benefits is expanding.
According to the National Association of Dental Plans (NADP), the percentage of U.S. employers offering dental benefits is increasing at a significant rate (four percent) for the first time in many years. Consumer research suggests that the general public is placing greater value on dental benefits. Explanations include aging baby boomers with greater oral health concerns as well as increased media coverage about possible links between oral health and overall physical health. NADP research affirms that Americans with dental insurance are more likely to seek regular dental treatment than those without dental insurance.
2.	Multi-line carriers continue to expand into dental insurance.
We believe that one motivation for multi-line carriers to expand into dental is to position themselves to take advantage of emerging market conditions. Many economists and human resources professionals projects an extended labor and/or talent shortage to start before the end of the decade. DCPG believes employee benefits such as dental could become essential recruitment tools in many industries. Even the moderate success of a dental product generates additional top-line revenue for insurance carriers with core competencies in life, disability or other types of health insurance.
3.	Consolidation and strategic partnerships are creating stronger, savvier competitors.
The increase in acquisitions, mergers and strategic partnerships seems to be driven by the potential to achieve efficiencies of scale. In addition, it is reasonable to believe that larger organizations with greater technology resources and a wider range of competencies could introduce innovative ways of delivering affordable plans to underserved populations.
From our perspective, now is an exciting time, full of potential. For others, it maybe a challenging time with few attractive options beyond survival. Each player’s perspective is often the result of decisions made over the past several years.
4.	Current responses to intensifying competition have long-term impacts on the whole industry.
Competition is good. Competition forces companies to improve products and services, to innovate and to increase efficiency. If a company cannot respond effectively on these fronts, it may opt to sacrifice profit margin or to pass costs onto other stakeholders in order to reduce premium rates. The choices a company makes to remain competitive can impact its long-term position in the marketplace, and should reflect a company’s long-term strategy.
DCPG concurs with the widely held business maxim that companies able to improve, innovate and increase efficiency tend to emerge in a stronger market position over time. Companies that respond with price-slashing and other short-term efforts to win business at the expense of profit or at the expense of key stakeholders tend to slide toward the commodity spectrum of the industry. DCPG believes it is critical for the dental industry to isolate commoditized products from products with added value in order to preserve the real and perceived value of the dental benefit.
5.	Rising medical premiums pressure dental carriers to demonstrate value.
Employers struggling with rising medical premiums are scrutinizing the value for premium spent on dental benefits. Carriers with flexible plan designs who can assure employers that members do not incur hidden costs have an advantage in this environment.

DCPG Competitive Advantage
1.	Standard-Setting Customer Service and Account Management
Through a Voice of the Customer study conducted with our largest employer groups and a more recent survey of brokers in expansion markets, DCPG is assured that it remains a standard-setter in customer service and account management, adding value to our plan designs that is difficult to duplicate.
2.	Consistent, Reasonable Renewals
DCPG does not engage in price slashing in order to win new groups, so we are not forced to offer steep renewals in order to recoup earlier losses.
3.	Best In Class Focus
DCPG does dental very well — as well or better than almost any other carrier. By focusing on what we do best, we can continue to be the best — an enviable competitive position in any environment.
4.	Partnerships with Other Best In Class Carriers
DCPG currently offers a discount vision plan and a high-quality vision product to our groups through partnerships with experts in vision benefits, earning top-line revenue from these sales without investing in the infrastructure necessary to support the products or risking customer dissatisfaction due to inexperience with vision products. The strategic partnership model is one that holds tremendous potential for DCPG.
5.	Responsiveness
DCPG has built a reputation among key stakeholders for its responsiveness, not only responding to issues and opportunities, but anticipating our stakeholders’ needs and offering thoughtful, fair solutions. Responsiveness at this level requires a high degree of active listening and flexibility.
Only four years ago, DCPG’s sole product was an HMO. Today, the HMO is more flexible in response to changing needs in the marketplace, and the company offers solid PPO and indemnity options, as well.
6.	Transparency
There are no hidden costs for members or cost transfers to dentists. Reimbursement is consistent with our provider-ownership, and DCPG is committed to returning at least 80 percent of every premium dollar to shareholder dentists. We want brokers and employers to trust that DCPG will give them a fair deal. Increasingly, stakeholders turn to DCPG to explain how dental benefits should be evaluated or to understand whether a competitor’s new promotion is really as good as it sounds.

2007 Performance Highlights
Membership in DCPG products increased 13 percent in FY 2007.
•	DentaSelect PPO grew by 71.9 percent in expansion markets.

•	DentaPremier Indemnity grew by 29.7 percent.

•	Vision Care Plus membership increased by 53.3 percent.
Performance Against Financial Targets
Target: Increase operating revenue by 10 percent annually.
‘07 Outcome: Increased operating revenue by 16 percent.
Target: Return at least 80 cents of every premium dollar to provider shareholders.
‘07 Outcome: Returned 80.3 cents of every premium dollar to provider shareholders.
Target: Generate 10 percent return on beginning equity.
‘07 Outcome: Generated 12.8 percent return on beginning equity.
Target: Make incremental improvement toward an A.M. Best B+ rating.
‘07 Outcome: Continued to maintain healthy capitalization and demonstrate sound financial management which was recognized by many analysts, including A.M. Best.
Share Value
The book value of one DCPG share rose 12.84 percent from December 31, 2006 to December 31, 2007.
Withhold Return
DCPG returned $650,000 in withhold for 2007, representing 12 percent of total withhold from that year.
The DCPG provider network grew from 1,832 on December 31, 2006 to 1,972 on December 31, 2007.
Approximately 96 percent of practicing dentists in greater Cincinnati/Northern Kentucky are part of the DCPG provider network.
In the last two years, DCPG’s Miami Valley network has grown from about 38 percent of practicing dentists to about 56 percent.
DCPG Board of Directors
Executive Committee
Stephen T. Schuler, DMD
Chairman
Roger M. Higley, DDS
Vice Chairman
Fred J. Bronson, DDS
Secretary
Fred H. Peck, DDS
Treasurer
Directors
Michael J. Carl, DDS
Jack Cook, MHA
Ross Geiger
David A. Kreyling, DMD
James E. Kroeger, MBA, CPA
Donald J. Peak, CPA
Molly Meakin-Rogers, MBA, CPA
Mark Zigoris, DDS
To contact Tony Cook (CEO) or Robert Hodgkins (CFO), call 513-554-1100 or 800-367-9466.
Opportunities To Get Involved & Share Your Perspective
Contact Libby Allen at 513-554-1100 to learn more or email her at lallen@dentalcareplus.com.